Exhibit 99.1

Rex Energy Corporation Announces First Six Months and Second Quarter 2010 Results

STATE COLLEGE, Pa., Aug 3, 2010 (GLOBE NEWSWIRE) — Rex Energy Corporation (“Rex Energy”) (Nasdaq:REXX) today announced financial and operational results for the first six months and second quarter of 2010. Highlights include:

•	Production for both the first six months and second quarter was up 22% and 21%, respectively, over the same periods in 2009;

•	Revenue for both the first six months and second quarter was up 59% and 36%, respectively, over the same periods in 2009;

•	EBITDAX for both the first six months and second quarter was up 52% and 42%, respectively, over the same periods in 2009;

•

The company’s most recent Marcellus Shale horizontal well in Westmoreland County, Pennsylvania tested at an initial production rate of 4.9 million cubic feet per day over a 24-hour period; and its two most recent wells in Butler County, Pennsylvania tested at a combined rate of 6.7 million cubic feet of gas equivalent over a 24-hour period;

•

The company closed its previously announced acquisition of approximately 18,000 net acres in the Laramie County, Wyoming, and is currently drilling its first horizontal Niobrara Shale well in the same county.

Production during the second quarter averaged 18.8 MMcfe per day, which was within the company’s guidance for the period and was 59% oil, 39% natural gas and 2% natural gas liquids. Realized gas prices after adjustment for cash settled derivatives were $5.90 per Mcf, as compared to $6.45 per Mcf in the prior year quarter. Realized oil prices after adjustment for cash settled derivatives were $69.68 per Bbl, as compared to $60.05 per Bbl in the prior year quarter. As a result, oil and gas sales, including cash settled derivatives, increased 22% over the second quarter 2009 to $15.9 million. EBITDAX from continuing operations, a non-GAAP financial measure, increased to $5.8 million, which represented a 42% increase over the same period in 2009. The company recorded net income for the quarter of $0.9 million, or $0.02 per share. Adjusting for certain non-cash items, earnings comparable to analyst estimates was a loss of $1.7 million, or $0.04 per share.

Benjamin W. Hulburt, Rex Energy’s President and CEO, commented, “Our 2010 second quarter production increased 21% compared to the second quarter or 2009. Driving this growth was a 113% increase in natural gas production from the Marcellus Shale and the addition of natural gas liquids into our production mix.”

Capital expenditures in the second quarter of 2010 were $42.1 million of which approximately $4.8 million was invested in Rex Energy’s Illinois Basin. Approximately $32.3 million of capital was invested in the Appalachian Basin during the second quarter of 2010, which was associated with the company’s Marcellus drilling, leasing and midstream activities. In the Denver-Julesburg (“DJ”) Basin, Rex Energy invested approximately $4.7 million, which was primarily for leasing activities.

Operational Updates

Butler County, Pennsylvania Marcellus Project Area

For the year to date, the Rex Energy has drilled nine horizontal wells with average lateral extensions of 3,400 feet. Of the wells drilled, four have been completed and the company expects to complete the remaining wells during the third quarter 2010 prior to the commissioning of its cryogenic gas processing plant. The company expects to have all 10 of its originally planned 2010 horizontal wells in the county drilled and completed at the time the cryogenic gas processing plant commences operations.

Most recently, the company completed the R. Knauf #1H and #2H wells, which are currently being flow tested with approximately 8% of the water returned to surface. To date, the wells have tested at a combined peak rate of 6.7 MMcfe over a 24-hour period.

Progress continues on the company’s jointly owned cryogenic processing plant in Butler County. The air permit needed to complete construction of the facility is currently in the 30-day public comment period, and to date, Rex Energy has not been notified that the Commonwealth of Pennsylvania has received any comments. The company anticipates that the Commonwealth will issue the air permit in mid-August 2010, with plant operations expected to commence in October 2010. Rex Energy expects the facility will be capable of processing 20 to 25 MMcfe per day at start-up and 40 MMcfe per day by January 2011. In anticipation of continued activity in Butler County, Rex Energy has begun active planning discussions with their midstream joint venture partner concerning the addition of a second cryogenic gas processing plant in the project area.

Williams Joint Venture Marcellus Project Areas

In Westmoreland County, Pennsylvania, Williams completed the Slavek Trust #1H during the quarter, and the well’s 24-hour peak rate of production was reported at 4.9 MMcf per day. There are two additional Slavek Trust wells drilled and awaiting completion. Williams has moved their rig in this project area to the Uschak 2 pad and is currently drilling the second of five wells planned on this pad.

In Clearfield County, Pennsylvania, the company’s jointly owned gathering system remains under construction and the company now anticipates putting the two jointly owned Alder Run wells into sales in September 2010. Rex Energy owns a 50% working interest in these wells and expects that the combined gross production from these wells to be six to seven MMcf per day.

Illinois Basin

In the Illinois Region, Rex Energy’s enhanced oil recovery team has drilled and completed all the wells for the Middagh Unit, the company’s first field size alkali-surfactant-polymer (“ASP”) flood unit designed to target the Bridgeport Sandstone. The company continues to expect to begin injecting the ASP chemicals in the unit in August 2010.

DJ Basin

In the DJ Basin, Rex Energy recently completed the previously announced purchase of approximately 18,000 net acres surrounding the Silo Field in Laramie County, Wyoming. The company now has leased or farmed-in approximately 40,000 acres prospective for the Niobrara Shale in Laramie County, Wyoming and Weld County, Colorado at an average cost of approximately $600 per acre.

At the end of July 2010, Rex Energy spud its first Niobrara Shale well, which is located in the southeastern end of the Silo Field. The company expects to drill the well with a 4,000 feet lateral extension and to complete it with a 10 to 12 stage fracture stimulation.

Hedging Update

During the second quarter of 2010, Rex Energy increased its natural gas floor price protections through 2010. However, the company did not proportionally increase its price ceilings by buying back certain price ceiling contracts at minimal cost while prices were at a low point, followed by adding additional fixed price swap contracts as prices rebounded. As a result, the company now has natural gas floor price protection on approximately 94% of its current production at an average price of $6.04 per Mcf through the remainder of 2010. In 2011, Rex Energy has natural gas floor price protection on approximately 106% of its current production at an average price of $5.88 per Mcf. In 2012, the company has natural gas floor price protection on approximately 63% of its current production at an average price of $5.59.

Third Quarter 2010 Guidance

Rex Energy’s following forecasts and estimates are forward-looking statements subject to the risks and uncertainties identified in the “Forward-Looking Statements Disclosure” at the end of this release.

The company expects production volumes in the third quarter 2010 to increase and anticipates production between 20.0 MMcfe per day and 22.0 MMcfe per day.

For the third quarter 2010, lease operating expenses, based on the mid-point of the company’s production guidance, are projected to be approximately $6.5 million. Rex Energy projects cash general and administrative expenses in the third quarter 2010 to be approximately $4.4 million.

Rex Energy is reaffirming its 2010 annual production guidance of 25.0 MMcfe and 29.0 MMcfe per day. The company expects that crude oil volumes will comprise approximately 47% of its total production volumes for the year. The company forecasts 2010 annual lease operating expenses, based on the mid-point of its production guidance, to be approximately $26.0 million. Rex Energy projects 2010 cash general and administrative expenses to be $16.7 million.

(EBITDAX and Earnings/Net Loss Comparable to Analyst Estimates are non-GAAP financial measures. Please see the accompanying definitions and tables for the reconciliation of each of these non-GAAP measures. The company has classified all first quarter 2009 and prior period amounts related to its operations in the Southwestern Region as discontinued operations due to the sale of these assets during the first quarter of 2009. Please see the accompanying table for the reconciliation of the reported GAAP amounts to the amounts that would have been reported if Southwestern Region operations were included in continuing operations.)

Conference Call Information

A conference call to review the second quarter 2010 financial and operational results is scheduled for Wednesday, August 4, 2010 at 10:00 a.m. Eastern time. A webcast of the conference call will be broadcast live and available for replay on the company’s website at www.rexenergy.com in the Events and Presentations section under the Investor Relations tab.

Furthermore, Rex Energy will be incorporating slides with the conference call and webcast, which are now available on the company’s website under the Investor Relations tab.

About Rex Energy Corporation

Rex Energy is an independent oil and gas company operating in the Illinois, Appalachian and Denver-Julesburg Basins in the United States. The company has pursued a balanced growth strategy of exploiting its sizable inventory of lower risk developmental drilling locations, pursuing its higher potential exploration drilling prospects and actively seeking to acquire complementary oil and natural gas properties.

Forward-Looking Statements

Except for historical information, statements made in this release about the proposed offering are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, uncertainties regarding economic conditions in the United States and globally; domestic and global demand for oil and natural gas; volatility in the prices the company receives for oil and natural gas; the effects of government regulation, permitting and other legal requirements; the quality of the company’s properties with regard to, among other things, the existence of reserves in economic quantities; uncertainties about the estimates of the company’s oil and natural gas reserves; the company’s ability to increase production and oil and natural gas income through exploration and development; the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods; the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled; drilling and operating risks; the availability of equipment, such as drilling rigs and transportation pipelines; changes in the company’s drilling plans and related budgets; the adequacy of capital resources and liquidity including, but not limited to, access to additional borrowing capacity; and uncertainties associated with the company’s legal proceedings and their outcome. The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

The company’s internal estimates of reserves may be subject to revision and may be different from estimates by the company’s external reservoir engineers at year end. Although the company believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For more information, contact:

Julia Williams, Manager, Investor Relations

(814) 278-7130

jwilliams@rexenergycorp.com

REX ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

($ in Thousands, Except per Share Data)

	June 30, 2010 (unaudited)	December 31, 2009
ASSETS
Current Assets
Cash and Cash Equivalents	$13,378	$5,582
Accounts Receivable	8,068	14,333
Short-Term Derivative Instruments	3,943	2,124
Deferred Taxes	—	2,827
Inventory, Prepaid Expenses and Other	1,553	1,111

Total Current Assets	26,942	25,977
Property and Equipment (Successful Efforts Method)
Evaluated Oil and Gas Properties	226,235	206,676
Unevaluated Oil and Gas Properties	112,876	80,218
Other Property and Equipment	41,441	25,082
Wells and Facilities in Progress	42,280	34,086
Pipelines	5,162	5,167

Total Property and Equipment	427,994	351,229
Less: Accumulated Depreciation, Depletion and Amortization	(84,884)	(75,968)

Net Property and Equipment	343,110	275,261
Other Assets – Net	1,975	101
Intangible Assets – Net	993	1,098
Investment in RW Gathering	4,108	840
Long-Term Derivative Instruments	3,179	1,673

Total Assets	$380,307	$304,950

LIABILITIES AND EQUITY
Current Liabilities
Accounts Payable	$10,287	$16,386
Accrued Expenses	9,460	9,333
Short-Term Derivative Instruments	2,108	6,692
Current Deferred Tax Liability	345	—

Total Current Liabilities	22,200	32,411
Senior Secured Line of Credit and Long-Term Debt	15,035	23,049
Long-Term Derivative Instruments	—	426
Long-Term Deferred Tax Liability	5,146	6,894
Other Deposits and Liabilities	4,504	5,830
Future Abandonment Cost	16,639	16,143

Total Liabilities	$63,524	$84,753
Commitments and Contingencies
Owners’ Equity
Common Stock, $.001 par value per share, 100,000,000 shares authorized and 44,049,533 shares issued and outstanding on June 30, 2010 and 36,817,812 shares issued and outstanding on December 31, 2009	44	37
Additional Paid-In Capital	373,520	292,372
Accumulated Deficit	(72,632)	(75,555)

Rex Energy Owners’ Equity	300,932	216,854
Noncontrolling Interests	15,851	3,343

Total Owners’ Equity	316,783	220,197

Total Liabilities and Owners’ Equity	$380,307	$304,950

REX ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, $ and Shares in Thousands, Except per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
OPERATING REVENUE
Oil and Natural Gas Sales	$15,530	$11,516	$32,048	$20,314
Other Revenue	156	25	396	57

TOTAL OPERATING REVENUES	$15,686	$11,541	$32,444	$20,371

OPERATING EXPENSES
Production and Lease Operating Expenses	5,791	5,236	11,711	10,390
General and Administrative Expense	4,573	4,392	8,735	8,143
(Gain) Loss on Disposal of Assets	(10)	(28)	(7)	400
Impairment Expense	577	419	1,148	435
Exploration Expense	2,311	(247)	3,446	835
Depreciation, Depletion, Amortization and Accretion	5,139	6,162	10,232	12,317
Other Operating Expense	333	—	566	—

TOTAL OPERATING EXPENSES	$18,714	$15,934	$35,831	$32,520

LOSS FROM OPERATIONS	$(3,028)	$(4,393)	$(3,387)	$(12,149)

OTHER INCOME (EXPENSE)
Interest Income	16	1	51	2
Interest Expense	(167)	(190)	(331)	(405)
Gain (Loss) on Derivatives, net	4,261	(10,709)	8,053	(5,245)
Other Income (Expense)	(126)	13	(159)	(32)

TOTAL OTHER INCOME (EXPENSE)	$3,984	$(10,885)	$7,614	$(5,680)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAX	956	(15,278)	4,227	(17,829)
Income Tax Benefit (Expense)	(143)	5,841	(1,424)	7,045

INCOME (LOSS) FROM CONTINUING OPERATIONS	$813	$(9,437)	$2,803	$(10,784)
Income from Discontinued Operations, Net of Income Taxes	—	—	—	323

NET INCOME (LOSS)	$813	$(9,437)	$2,803	$(10,461)
Net Loss Attributable to Noncontrolling Interests	64	—	120	—

NET INCOME (LOSS) ATTRIBUTABLE TO REX ENERGY	$877	$(9,437)	$2,923	$(10,461)

Earnings per common share – basic and diluted:
Basic—income (loss) from continuing operations attributable to Rex common stockholders	$0.02	$(0.26)	$0.07	$(0.29)
Basic—income from discontinued operations attributable to Rex common stockholders	—	—	—	0.01

Basic—income (loss) attributable to Rex common stockholders	$0.02	$(0.26)	$0.07	$(0.28)
Basic—weighted average shares of common stock outstanding	44,028	36,846	43,082	36,789

Diluted—income (loss) from continuing operations attributable to Rex common stockholders	$0.02	$(0.26)	$0.07	$(0.29)
Diluted —income from discontinued operations attributable to Rex common stockholders	—	—	—	0.01

Diluted —income (loss) attributable to Rex common stockholders	$0.02	$(0.26)	$0.07	$(0.28)
Diluted —weighted average shares of common stock outstanding	44,117	36,846	43,188	36,789

REX ENERGY CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Oil and gas sales (in thousands):
Oil sales	$12,633	$10,310	$25,363	$17,530
Natural gas sales	2,745	1,206	6,366	2,784
Natural gas liquid sales	152	—	319	—
Cash-settled derivatives:
Crude oil [a]	(864)	720	(1,698)	3,983
Natural gas	1,208	824	1,807	1,333

Total oil and gas sales including cash settled derivatives	$15,874	$13,060	$32,157	$25,630

Production during the period:
Oil (Bbls)	168,900	183,695	338,655	364,878
Natural gas (Mcf)	669,512	314,777	1,334,931	621,408
Natural gas liquids (Bbls)	4,636	—	9,871	—

Total (Mcfe) [b]	1,710,728	1,416,947	3,426,087	2,810,676

Production – average per day:
Oil (Bbls)	1,856	2,019	1,871	2,016
Natural gas (Mcf)	7,357	3,459	7,375	3,433
Natural gas liquids (Bbls)	51	—	55	—

Total (Mcfe) [b]	18,799	15,571	18,929	15,529

Average price per unit:
Realized crude oil price per Bbl – as reported	$74.80	$56.13	$74.89	$48.04
Realized impact from cash settled derivatives per Bbl	(5.12)	3.92	(5.01)	10.92

Net realized price per Bbl	$69.68	$60.05	$69.88	$58.96

Realized natural gas price per Mcf – as reported	$4.10	$3.83	$4.77	$4.48
Realized impact from cash settled derivatives per Mcf	1.80	2.62	1.35	2.15

Net realized price per Mcf	$5.90	$6.45	$6.12	$6.63

Realized natural gas liquids price per Bbl – as reported	$32.65	$—	$32.32	$—
Realized impact from cash settled derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$32.65	$—	$32.32	$—

[a]	Excludes $4.6 million for the early settlement of certain oil derivatives associated with 2011 redeemed in the first quarter of 2009
[b]	Natural gas is converted at the rate of one Mcf to one Mcfe. Oil and natural gas liquids are converted at a rate of one Bbl to six Mcfe

REX ENERGY CORPORATION

OIL AND GAS DERIVATIVES AS OF JUNE 30, 2010

(Unaudited)

Year	Volume	% of Current Production	Average Floor	Average Ceiling

Oil & NGLs
July – Dec 2010	294 MBbls	82%	$62.71	$79.31
2011	408 MBbls	57%	$67.94	$107.31
2012	192 MBbls	27%	$66.25	$125.66

Natural Gas
July – Dec 2010	1.32 Bcf	86%	$6.11	$8.17
2011	2.52 Bcf	82%	$6.05	$7.05
2012	1.20 Bcf	39%	$5.78	$6.91

After the second quarter ended, additional derivative contracts were added and are not included in the above table. The details of the subsequent derivatives are as follows:

Type	Period	Volume	Floor	Ceiling

Oil	2011	84 MBbls	$70.00	$96.65
Oil	2012	84 MBbls	$70.00	$96.65

Natural Gas	Nov – Dec 2010	120 MMcf	$5.275	$5.275
Natural Gas	2011	720 MMcf	$5.275	$5.275
Natural Gas	2012	720 MMcf	$5.275	$5.275

The following table has been added to provide better clarification of components of Gain (Loss) on Derivatives, net under Other Income (Expense) on the Consolidated Statements of Operations for each of the periods presented (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Realized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$(864)	$720	$(1,698)	$8,555
Natural Gas Derivatives	1,208	824	1,807	1,333
Interest Rate Derivatives	(195)	(189)	(391)	(369)

Total Realized Gains (Losses) from Financial Derivatives	$149	$1,355	$(282)	$9,519

Unrealized Gains (Losses) from Financial Derivatives:
Crude Oil Derivatives	$5,418	$(11,447)	$6,527	$(16,192)
Natural Gas Derivatives	(1,510)	(780)	1,452	1,212
Interest Rate Derivatives	204	163	356	216

Total Unrealized Gains (Losses) from Financial Derivatives	$4,112	$(12,064)	$8,335	$(14,764)

Gain (Loss) on Derivatives, net	$4,261	$(10,709)	$8,053	$(5,245)

Non-GAAP Financial Measures

EBITDAX

“EBITDAX”, for any defined period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: interest, income taxes, depreciation, depletion, amortization, accretion, unrealized losses from financial derivatives, exploration expenses, and other similar non-cash charges, minus all non-cash income, including but not limited to, income from unrealized financial derivatives, added to net income. EBITDAX, as defined above, is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, such as the company’s commercial bank lenders, to analyze such things as:

•	Rex Energy’s operating performance and return on capital in comparison to those of other companies in its industry, without regard to financial or capital structure;

•	The financial performance of the company’s assets and valuation of the entity, without regard to financing methods, capital structure or historical cost basis;

•	Rex Energy’s ability to generate cash sufficient to pay interest costs, support its indebtedness and make cash distributions to its stockholders; and

•	The viability of acquisitions and capital expenditure projects and the overall rates or return on alternative investment opportunities

EBITDAX is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance, nor used as an exclusive measure of cash flow, because it does not consider the impact of working capital growth, capital expenditures, debt principal reductions, and other sources and uses of cash, which are disclosed in the company’s statements of cash flows.

Rex Energy has reported EBITDAX because it is a financial measure used by its existing commercial lenders, and because this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance and ability to incur and service debt. You should carefully consider the specific items included in the company’s computations of EBITDAX. While Rex Energy has disclosed its EBITDAX to permit a more complete comparative analysis of its operating performance and debt servicing ability relative to other companies, you are cautioned that EBITDAX as reported by the company may not be comparable in all instances to EBITDAX as reported by other companies. EBITDAX amounts may not by fully available for management’s discretionary use, due to requirements to conserve funds for capital expenditures, debt service and other commitments.

Rex Energy believes that EBITDAX assists its lenders and investors in comparing a company’s performance on a consistent basis without regard to certain expenses, which can vary significantly depending upon accounting methods. Because the company may borrow money to finance its operations, interest expense is a necessary element of its costs and ability to generate cash available for distribution. Because Rex Energy uses capital assets, depreciation and amortization are also necessary elements of its costs. Additionally, the company is required to pay federal and state taxes, which are necessary elements of its costs. Therefore, any measures that exclude these elements have material limitations.

To compensate for these limitations, Rex Energy believes it is important to consider both net income (loss) determined under GAAP and EBITDAX to evaluate its performance.

The following table presents a reconciliation of the company’s net (loss) from continuing operations to its EBITDAX from continuing operations for each of the periods presented ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net Income (Loss) From Continuing Operations	$813	$(9,437)	$2,803	$(10,784)
Add Back Depletion, Depreciation, Amortization & Accretion	5,139	6,162	10,232	12,317
Add Back Non-Cash Compensation Expense	521	621	954	1,096
Add Back Interest Expense	167	190	331	405
Add Back Impairment Expense	577	419	1,148	435
Add Back (Less) Exploration Expense (Income)	2,311	(247)	3,446	835
Less Interest Income	(16)	(1)	(51)	(2)
Add Back Realized Loss on Interest Rate Derivatives	195	189	391	369
Add Back (Less) Loss (Gain) on Disposal of Assets	(10)	(28)	(7)	400
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	(4,112)	12,064	(8,335)	14,764
Less Proceeds From Early Settlement of Oil Derivatives	—	—	—	(4,572)
Add Back Noncontrolling Interest Share of Net Loss	64	—	120	—
Add Back (Less) Income Tax Expense (Benefit)	143	(5,841)	1,424	(7,045)

EBITDAX From Continuing Operations	$5,792	$4,091	$12,456	$8,218

Earnings Comparable with Analyst Estimates

“Earnings Comparable with Analyst Estimates” means, for any period, the sum of net income for such period plus the following expenses, charges or income to the extent deducted from or added to net income in such period: deferred income taxes, unrealized losses from financial derivatives, non-cash compensation and impairment, minus all gains from unrealized financial derivatives and deferred income tax benefits, added to net income. Earnings Comparable with Analyst Estimates, as defined above, is used as a financial measure by Rex Energy’s management team and by other users of its financial statements, to analyze its financial performance without regard to non-cash deferred taxes and non-cash unrealized losses or gains from oil and gas derivatives. Earnings Comparable with Analyst Estimates is not a calculation based on GAAP financial measures and should not be considered as an alternative to net income (loss) in measuring the company’s performance.

Rex Energy has reported Earnings Comparable with Analyst Estimates because it believes that this measure is commonly reported and widely used by investors as an indicator of a company’s operating performance. You should carefully consider the specific items included in the company’s computation of this measure. You are cautioned that Earnings Comparable with Analyst Estimates as reported by Rex Energy may not be comparable in all instances to that reported by other companies.

To compensate for these limitations, the company believes it is important to consider both net income determined under GAAP and Earnings Comparable with Analyst Estimates.

The following table presents a reconciliation of Rex Energy’s net income (loss) from continuing operations to its Earnings Comparable with Analyst Estimates for each of the periods presented ($ in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Income (Loss) From Continuing Operations Before Income Taxes, as reported	$956	$(15,278)	$4,227	$(17,829)
Add Back (Less) Unrealized Loss (Gain) from Financial Derivatives	(4,112)	12,064	(8,335)	14,764
Add Back Impairment of Unproved Properties	577	419	1,148	435
Add Back Non-Cash Compensation Expense	521	621	954	1,096
Add Back (Less) Loss (Gain) on Disposal of Assets	(10)	(28)	(7)	400
Add Back Loss Attributable to Noncontrolling Interests	64	—	120	—

Loss From Continuing Operations Before Income Taxes, adjusted	$(2,004)	$(2,202)	$(1,893)	$(1,134)
Less Income Taxes, adjusted (a)	301	842	638	448

Net Income From Continuing Operations Comparable to Analyst Estimates	$(1,703)	$(1,360)	$(1,255)	$(686)

(a)	Income tax adjustment represents the effect of our effective tax rate on Loss From Continuing Operations Before Income Taxes, adjusted

Discontinued Operations

On March 24, 2009, Rex Energy completed the divestiture of its Southwestern Region operations, predominately located in the Permian Basin in the states of Texas and New Mexico. The company received net cash proceeds of approximately $17.3 million, plus the assumption of certain liabilities, based on an effective date of October 1, 2008.

Pursuant to accounting rules for discontinued operations, these assets were classified as Assets Held for Sale on the Consolidated Balance Sheet as of December 31, 2008, and results of operations are reflected as discontinued operations in the Consolidated Statements of Operations. At March 31, 2009, Rex Energy recorded a loss on sale of assets of approximately $425,000 in the Consolidated Statement of Operations. Summarized financial information for discontinued operations is set forth below ($ in thousands, except per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues:
Oil and Gas Sales	$—	$—	$—	$193
Other Revenue	—	—	—	—

Total Operating Revenue	—	—	—	193

Costs and Expenses:
Production and Lease Operating Expense	—	—	—	237
General and Administrative Income	—	—	—	(97)
Gain Loss on Derivatives, net	—	—	—	(558)

Total Costs and Expenses	—	—	—	(418)

Income from Discontinued Operations Before Income Taxes	—	—	—	611
Income Tax Expense	—	—	—	(288)

Income From Discontinued Operations, net of taxes	$—	$—	$—	$323